Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-275663

Dated February 6, 2024

AIR PRODUCTS AND CHEMICALS, INC.

PRICING TERM SHEET

February 6, 2024

$750,000,000 4.600% Notes Due 2029

$600,000,000 4.750% Notes Due 2031

$1,150,000,000 4.850% Notes Due 2034

Issuer:	Air Products and Chemicals, Inc. (the “Company”)

Trade Date:	February 6, 2024

Settlement Date (T+2):	February 8, 2024

Aggregate Principal Amount:	$2,500,000,000

Coupon Rate:	2029 Notes: 4.600% per year 2031 Notes: 4.750% per year 2034 Notes: 4.850% per year

Interest Payment Dates:	Semi-annually on each February 8 and August 8, commencing on August 8, 2024

Maturity Date:	2029 Notes: February 8, 2029 2031 Notes: February 8, 2031 2034 Notes: February 8, 2034

Price to Public:	2029 Notes: 99.867% 2031 Notes: 99.900% 2034 Notes: 99.726%

Yield to Maturity:	2029 Notes: 4.630% 2031 Notes: 4.767% 2034 Notes: 4.885%

Benchmark Treasury:	2029 Notes: 4.000% due January 31, 2029 2031 Notes: 4.000% due January 31, 2031 2034 Notes: 4.500% due November 15, 2033

Benchmark Treasury Price / Yield:	2029 Notes: 99-27 3⁄4 / 4.030% 2031 Notes: 99-19 / 4.067% 2034 Notes: 103-10 / 4.085%

Spread to Benchmark Treasury:	2029 Notes: +60 bps 2031 Notes: +70 bps 2034 Notes: +80 bps

Optional Redemption:	2029 Notes: Prior to January 8, 2029 at T+10 bps 2031 Notes: Prior to December 8, 2030 at T+15 bps 2034 Notes: Prior to November 8, 2033 at T+15 bps

2029 Notes: On or after January 8, 2029 at 100% 2031 Notes: On or after December 8, 2030 at 100% 2034 Notes: On or after November 8, 2033 at 100%

Redemption on Change of Control Triggering Event:	If a change of control occurs with a subsequent ratings decline, the Company will offer to repurchase the notes at a purchase price of 101% of the aggregate principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of repurchase.

CUSIP/ISIN:	2029 Notes: 009158BH8 / US009158BH84 2031 Notes: 009158BJ4 / US009158BJ41 2034 Notes: 009158BK1 / US009158BK14

Offering Format:	SEC Registered

Expected Ratings*:	A2 / A (Moody’s/S&P)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Standard Chartered Bank

Mizuho Securities USA LLC

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

Santander US Capital Markets LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Co-Managers:

Credit Agricole Securities (USA) Inc.

Intesa Sanpaolo IMI Securities Corp.

Natixis Securities Americas LLC

Scotia Capital (USA) Inc.

Academy Securities, Inc.

Independence Point Securities LLC

Loop Capital Markets LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the United States Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: Barclays Capital Inc. at 1-888-603-5847; BofA Securities, Inc. at 1-800-294-1322; Deutsche Bank Securities Inc. at 1-800-503-4611; Mizuho Securities USA LLC at 1-866-271-7403; or Standard Chartered Bank at +44 2078 85573.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.